Exhibit 14.1.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 20-F of our report dated June 27, 2007, relating to the financial statements of Magyar Telekom Nyrt., which appear in such Annual Report. We also consent to the references to us under the headings “Selected Financial Data” in such Annual Report.

PricewaterhouseCoopers Könyvvizsgáló és Gazdasági Tanácsadó Kft.

Budapest, Hungary
June 27, 2007